Exhibit 5.1

March 24, 2009

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

I am a Counsel of Alcoa Inc., a Pennsylvania corporation (the “Company”), and in that capacity I am familiar with:

(i)	the Registration Statement on Form S-3ASR (File No. 333-149623) (the “Registration Statement”) filed by the Company and Alcoa Trust I, a Delaware business trust (the “Trust”), with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate initial offering price or number of the Company’s debt securities, Class B Serial Preferred Stock, $1.00 par value, common stock, $1.00 par value, warrants, stock purchase contracts and stock purchase units, and Trust Preferred Securities of the Trust and related guarantee of the Trust Preferred Securities by the Company (collectively, the “Securities”), to be offered from time to time by the Company or the Trust, as applicable, on terms to be determined at the time of the offering; and

(ii)	the Prospectus dated March 10, 2008 relating to the Securities (the “Prospectus”), as supplemented by the Prospectus Supplement dated March 18, 2009 (the “Prospectus Supplement”), relating to the offering and sale by the Company of (i) $575,000,000 principal amount of 5.25% Convertible Notes due 2014 (the “Convertible Notes”) and (ii) shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), initially issuable upon the conversion of the Convertible Notes (the 109,523,815 shares of Common Stock initially issuable upon the conversion of the Convertible Notes, the “Shares”).

The Convertible Notes are to be issued under the Indenture, dated as of September 30, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J. P. Morgan Trust Company, N.A. (formerly Chase Manhattan Trust Company, National Association, as successor to PNC Bank, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 25, 2007 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of July 15, 2008 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture dated as of March 24, 2009 (the “Third Supplemental Indenture”) between the Company and the Trustee (the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated March 18, 2009 relating to the Convertible Notes and the Shares (the “Underwriting Agreement”), between the Company and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Indenture; the Registration Statement; the Prospectus and the Prospectus Supplement; the Underwriting Agreement; certain resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company; and such certificates of officers of the Company and other documents, corporate records and questions of law as I have considered necessary for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

On the basis of the foregoing, I advise you that, in my opinion:

1. The Convertible Notes have been duly and validly authorized by the Company, and, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture against payment therefor in accordance with the Underwriting Agreement, the Convertible Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles, and except that no opinion is expressed as to the availability of the remedy of specific performance; and

2. The Shares have been duly authorized and validly reserved for issuance and, when issued upon conversion of the Convertible Notes and in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson
Thomas F. Seligson

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